Exhibit (a)(5)(C)

NAVIOS MARITIME HOLDINGS INC.

ANNOUNCES RESULTS OF THE

TENDER OFFER FOR ITS SERIES G AND SERIES H

AMERICAN DEPOSITARY SHARES

GRAND CAYMAN, Cayman Islands, October 24, 2022 — Navios Maritime Holdings Inc. (“Navios Holdings” or the “Company”) (NYSE: NM), announced today the final results of its previously announced tender offer (the “Offer”) to purchase up to $20 million consisting of (i) up to 300,000 of the outstanding American Depositary Shares (“Series G ADSs”), each representing 1/100th of a Share of 8.75% Series G Cumulative Redeemable Perpetual Preferred Stock (the “Series G Preferred”), and (ii) up to 1,000,000 of the outstanding American Depositary Shares (“Series H ADSs”), each representing 1/100th of a Share of 8.625% Series H Cumulative Redeemable Perpetual Preferred Stock (the “Series H Preferred” and, together with the Series G Preferred, the “Preferred Shares”).

The Offer expired at 12:00 midnight (the end of the day), New York City time, on Friday, October 21, 2022. Based on the final count by Citibank, N.A., the tender agent, a total of 20,185 Series G ADSs, representing approximately 3.8% of the outstanding Series G ADSs, were properly tendered and not properly withdrawn prior to the expiration of the Offer, and a total of 584,158 Series H ADSs, representing approximately 33% of the outstanding Series H ADSs, were properly tendered and not properly withdrawn prior to the expiration of the Offer.

The Company has accepted all of the 20,185 Series G ADSs and 584,158 Series H ADSs properly tendered. The Company will pay a total of approximately $317,510 in cash consideration for the tendered Series G ADSs and $8,925,934 in cash consideration for the tendered Series H ADSs. Delivery of the cash consideration for the tendered Series G ADSs and/or Series H ADSs will be made promptly.

Important Notices and Additional Information

This press release is for informational purposes only. This press release is not a recommendation to buy or sell any of the Series G ADSs, Series H ADSs, the underlying Preferred Shares or any other securities, and it is neither an offer to purchase nor a solicitation of an offer to sell any of the Series G ADSs, Series H ADSs, the underlying Preferred Shares or any other securities. This press release shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. In connection with the Offer, the Company filed a Tender Offer Statement on Schedule TO, including the Offer to Purchase and related documents, with the SEC. The Offer was made solely by, and pursuant to the terms of, the Offer to Purchase.

About Navios Maritime Holdings Inc.

Navios Maritime Holdings Inc. (NYSE: NM) owns a controlling equity stake in Navios South American Logistics Inc., a leading infrastructure and logistics company in the Hidrovia region of South America and a passive equity interest in Navios Maritime Partners L.P., a leading, US publicly listed shipping company which owns and operates dry cargo and tanker vessels. For more information about Navios Holdings, please visit our website: www.navios.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and expectations including with respect to the completion of the Offer. Although Navios Holdings believes that the expectations reflected in such forward-looking statements are reasonable at the time made, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of Navios Holdings. Actual results may differ materially from those expressed or implied by such forward-looking statements. Navios Holdings expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Navios Holdings’ expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

Navios Maritime Holdings Inc.

+1.345.232.3067

+1.212.906.8643

investors@navios.com